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                           RPM, INC. AND SUBSIDIARIES
                           -------------------------
              CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
              ---------------------------------------------------
                 PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                 ---------------------------------------------
                                  (UNAUDITED)


                                                                    EXHIBIT 11.1
                                                                    ------------

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   NINE MONTHS ENDED                       THREE MONTHS ENDED
                                                             ------------------------------           ------------------------------
                                                             FEBRUARY 29,      FEBRUARY 28,           FEBRUARY 29,      FEBRUARY 28,
                                                                2000               1999                  2000              1999
                                                             ------------      ------------           ------------      ------------
SHARES OUTSTANDING
------------------
  FOR COMPOSITION OF BASIC EARNINGS PER
   COMMON SHARE

     WEIGHTED AVERAGE SHARES                                      108,068           108,366                106,466           110,707
                                                             ------------      ------------           ------------      ------------
     TOTAL SHARES FOR BASIC EARNINGS
       PER SHARE                                                  108,068           108,366                106,466           110,707

  FOR COMPUTATION OF DILUTED EARNINGS
   PER COMMON SHARE

     NET ISSUABLE COMMON SHARE EQUIVALENTS                            151               653                     44               528

     ADDITIONAL SHARES ASSOCIATED WITH
       CONVERSION OF CONVERTIBLE SECURITIES                          --               2,773                   --                --
                                                             ------------      ------------           ------------      ------------
     TOTAL SHARE FOR DILUTED
       EARNINGS PER SHARE                                         108,219           111,792                106,510           111,235
                                                             ============      ============           ============      ============
NET INCOME
----------
  NET INCOME APPLICABLE TO COMMON SHARES FOR
   BASIC EARNINGS PER SHARE                                       $31,359           $59,066                 $3,731            $6,130
     ADD BACK INTEREST NET OF TAX ON CONVERTIBLE
       SECURITIES ASSUMED TO BE CONVERTED                            --               1,002                   --                --
                                                             ------------      ------------           ------------      ------------
  NET INCOME APPLICABLE TO COMMON SHARES FOR
   DILUTED EARNINGS                                               $31,359           $60,068                 $3,731            $6,130
                                                             ============      ============           ============      ============

  BASIC EARNINGS PER COMMON SHARE                                $.29              $.55                    $.04              $.06
                                                                 ====              ====                    ====              ====

  DILUTED EARNINGS PER COMMON SHARE                              $.29              $.54                    $.04              $.06
                                                                 ====              ====                    ====              ====


THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.